As filed with the Securities and Exchange Commission on April 27, 2016

Registration No. 333-182033

UNITED STATES EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE FRESH MARKET, INC.

(Exact name of registrant as specified in its charter)

5411

(Primary Standard Industrial Classification Code Number)

Delaware

(State or other jurisdiction of incorporation or organization)

56-1311233

(I.R.S. Employer Identification No.)

628 Green Valley Road, Suite 500

Greensboro, North Carolina 27408

(336) 272-1338

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Duggan

Senior Vice President and General Counsel

The Fresh Market, Inc.

628 Green Valley Road, Suite 500

Greensboro, North Carolina 27408

(336) 272-1338

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Copy to:

Howard Kenny

Robert G. Robison

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of The Fresh Market, Inc. on Form S-3 (Registration No. 333-182033), filed with the Securities and Exchange Commission (the “SEC”) on June 11, 2012 (the “Registration Statement”), which registered the offering of an indeterminate number or amount of shares of common stock, par value $0.01 per share (“Common Stock”), that may be sold from time to time, by selling stockholders named in a prospectus supplement, pursuant to the Registration Statement.

On April 27, 2016, pursuant to the Agreement and Plan of Merger, dated as of March 11, 2016 (the “Merger Agreement”), by and among The Fresh Market, Inc., a Delaware corporation (“The Fresh Market”), Pomegranate Holdings, Inc., a Delaware corporation (“Parent”) and Pomegranate Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into The Fresh Market with The Fresh Market surviving as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, The Fresh Market has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by The Fresh Market in the Registration Statement to remove from registration by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, The Fresh Market hereby removes and withdraws from registration all Common Stock registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, the State of North Carolina, on this 27 day of April 2016.

THE FRESH MARKET, INC.

By:	/s/ Scott Duggan
Name:	Scott Duggan
Title:	Senior Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.